                                                                    Exhibit 12



                           Ugly Duckling Corporation
                       Ratio Of Earnings to Fixed Charges

(dollar amounts in thousands)             1997         1996         1995         1994          1993
                                          ----         ----         ----         ----          ----
Fixed Charges:
  Interest expense                      $ 5,260       $5,262      $ 5,956       $ 3,037      $   893
  Capitalized interest                      229            0           54           142            0
  Interest factor in rent expense (1)     1,764          790          784           462          161
                                        -------       ------      -------       -------      -------
                                        $ 7,253       $6,052      $ 6,794       $ 3,641      $ 1,054
                                        =======       ======      =======       =======      =======

Earnings:
  Earnings (Loss) from operations       $16,024       $ 5,966     $(3,972)      $(2,301)     $   728
  Fixed charges                           7,253         6,052       6,794         3,641        1,054
                                        -------       -------     -------       -------      -------
                                        $23,277       $12,018     $ 2,822       $ 1,340      $ 1,782
                                        =======       =======     =======       =======      =======

Ratio of Earnings to fixed charges         3.21          1.99        0.42 (2)      0.37 (2)     1.69
                                        =======       =======     =======       =======      =======


(1) One-third of rent expense is deemed to be representative of the interest factor.
(2) Earnings are inadequate to cover fixed charges. The deficiency in 1994 and 1995 was $2,301 and $3,972, respectively.